Exhibit 99.2

press release

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
November 5, 2009

COMFORCE CORPORATION ANNOUNCES THIRD QUARTER 2009 RESULTS

Woodbury, NY – November 5, 2009 – COMFORCE Corporation (NYSE Amex: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today announced results for its third quarter ended September 27, 2009.  Revenues for the quarter declined 6.5% to $139.7 million compared to revenues of $149.4 million for the third quarter of 2008.  Lower revenues for the quarter continued to be impacted by global economic conditions, which continue to adversely affect demand in the labor markets.

Revenues of PrO Unlimited®, the Company’s Human Capital Management segment, increased $3.0 million, or 3.0% over third quarter 2008.  PrO’s increase in the third quarter of 2009 as compared to third quarter 2008 was primarily due to an increase in services provided to new clients, which was partially offset by a decrease in services provided to existing clients.   Staff Augmentation revenues decreased by $12.2 million, or 23.7% due primarily to a decrease in client demand for services in this sector.

Gross profit for the third quarter of 2009 was $19.9 million, or 14.3% of sales, compared to $23.6 million, or 15.8% of sales for the third quarter of 2008. The decrease in gross profit is the result of pricing pressures the Company is facing in the current economic environment, and also due to lower sales volume on higher margin services.  In addition, the Company recorded an accrual of approximately $600,000 in the third quarter of 2009 related to a state tax examination.

COMFORCE reported operating income of $2.6 million for the third quarter, compared to $4.0 million for the same quarter last year.

Interest expense was $398,000 for the third quarter of 2009, compared to $1.0 million for the third quarter of 2008.   This decrease was primarily due to the Company’s retirement and redemption of $11.7 million of 12% Senior Notes in 2008 and to lower interest rates being charged under the Company’s credit facility.

Other expense, net, for the third quarter of 2009 of $286,000, as compared to $445,000 for the same quarter last year, principally consists of losses on foreign currency exchanges.

COMFORCE recorded income before income taxes of $1.9 million for the third quarter, compared to $2.4 million for the comparable quarter last year.

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The Company recognized a provision for income taxes of $883,000 in the third quarter of 2009, compared to $1.1 million in the third quarter of 2008.

Net income for the third quarter was $1.1 million, or $0.05 per basic share and $0.03 per diluted share, compared to net income of $1.3 million, or $0.06 per basic share and $0.04 per diluted share for the same quarter last year.

Nine Month Results

COMFORCE reported revenues of $419.4 million for the first nine months of 2009, compared to revenues of $452.4 million for the first nine months of 2008.  PrO Unlimited revenues declined less than 1.0% for the first nine months of 2009.

The Company’s gross profit for the first nine months was $60.8 million, or 14.5% of sales, compared to $71.8 million, or 15.9% of sales for the same period last year.  The decrease in gross profit is the result of pricing pressures the Company is facing in the current economic environment and lower sales volume on higher margin services.  In addition, the Company recorded an additional accrual of approximately $1.5 million in the second and third quarters of 2009 related to a state tax examination.

Operating income for the nine month period was $4.7 million, compared to $11.5 million for the first nine months of 2008.

Interest expense for the first nine months of 2009 was $1.5 million, compared to $3.5 million for the first nine months of 2008.  This lower interest expense was primarily due to the repurchase and redemption of the 12% Senior Notes mentioned above and lower interest rates under the Company’s credit facility.

Other income, net, for the first nine months of 2009 of $106,000 principally consists of gains on foreign currency exchanges as compared to other expense, net, for the first nine months of 2008 of $622,000 principally consisting of losses on foreign currency exchanges.

COMFORCE reported income before income taxes of $3.3 million for the first nine months of 2009, compared to income before income taxes of $7.1 million for the first nine months of 2008.The Company recognized a tax provision of $1.5 million for the first nine months of 2009, compared to a tax provision of $3.2 million for the first nine months of 2008.

COMFORCE reported net income of $1.8 million for the first nine months of 2009, or $0.06 per basic share and $0.05 per diluted share, compared to a net income of $3.9 million for the first nine months of 2008, or $0.18 per basic share and $0.12 per diluted share.

Comments from Management

John Fanning, Chairman and CEO of COMFORCE commented, “We had indicated that 2009 would be a demanding year and it has been. However we believe our results, albeit not at the level we would like, demonstrate the flexibility of our management team, the validity of our business plan and our commitment to containing costs, even as we look to grow our business. We were pleased to report a sequential improvement in PRO’s revenues of 2.6% over the second quarter.

Mr. Fanning continued, “We, like other companies in our industry, are continuing to be negatively impacted by the current economic environment and weak labor markets.  Even though the rate of job losses has decreased in recent months, job losses continue and we still have no visibility as to when this might translate into a real recovery in our business.

“Earlier this week, we announced that COMFORCE has amended our revolving credit facility to extend our maturity date from July 2010 to November 2012.  The confidence our bankers have shown in our management team validates our business plan and financial discipline.”

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Mr. Fanning concluded “We remain confident in COMFORCE’s prospects and we continue to work to weather the current environment and to position COMFORCE for future growth as the economy improves.”

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PrO Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our clients to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current economic crisis has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could significantly increase our interest expense;

•
in the current economic climate, some state taxing authorities are more strictly interpreting business tax laws and regulations and more aggressively seeking to enforce these laws and regulations to address shortfalls in state tax revenues;

•
increases in the effective rates of any payroll-related costs or business taxes that we are unable to pass on to or recover from our clients, particularly in a climate of heightened competitive pressure;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;
•	our inability to collect fees due to the bankruptcy of our clients, including the amount of any wages we have paid to our employees for work performed for these clients;

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•	our inability to keep pace with rapid changes in technology in our industry;
•
potential losses relating to the placement of our employees in other workplaces, including our employees’ misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;
•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;
•	as a result of covenants and restrictions in our credit facility, our inability to use available cash in the manner we believe will maximize stockholder value;
•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or
•
any of the other factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 28, 2008 (copies of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2009	September 28, 2008	September 27, 2008	September 28, 2009

Net sales of services	$139,710	$149,435	$419,428	$452,401

Costs and expenses:
Cost of services	119,762	125,884	358,651	380,651
Selling, general and administrative expenses	16,405	18,727	53,425	57,978
Depreciation and amortization	920	824	2,633	2,237

Total costs and expenses	137,087	145,435	414,709	440,866

Operating income	2,623	4,000	4,719	11,535

Other (expense) income:
Interest expense	(398)	(963)	(1,483)	(3,531)
Loss on debt extinguishment	–	(149)	–	(278)
Other (expense) income, net	(286)	(445)	106	(622)
	(684)	(1,557)	(1,377)	(4,431)

Income before income taxes	1,939	2,443	3,342	7,104
Provision for income taxes	883	1,096	1,532	3,166
Net income	$1,056	$1,347	$1,810	$3,938

Dividends on preferred stock	252	252	754	754

Net income available to common stockholders	$804	$1,095	$1,056	$3,184

Basic income per common share	$0.05	$0.06	$0.06	$0.18

Diluted income per common share	$0.03	$0.04	$0.05	$0.12

Weighted average common shares outstanding, basic	17,388	17,388	17,388	17,388
Weighted average common shares outstanding, diluted	33,834	33,021	28,209	32,612

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
September 27, 2009 and December 28, 2008
(in thousands, except share and per share amounts)
(unaudited)

Assets	September 27, 2009	December 28, 2008

Current assets:
Cash and cash equivalents	$3,819	6,137
Accounts receivable, less allowance of $128 in 2009 and $92 in 2008	121,516	140,763
Funding and service fees receivable, less allowance of $8 in 2009 and $20 in 2008	7,877	8,941
Prepaid expenses and other current assets	3,252	3,014
Deferred income taxes, net	353	353
Total current assets	136,817	159,208

Property and equipment, net	9,183	10,057
Deferred financing costs, net	96	213
Goodwill	32,073	32,073
Other assets, net	85	185

Total assets	$178,254	201,736

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$4,362	2,675
Short-term debt (related party)	1,849	1,778
Accrued expenses	107,226	131,441
Total current liabilities	113,437	135,894

Long-term debt	65,198	68,200
Deferred income taxes, net	1,205	1,074
Other liabilities	190	401

Total liabilities	180,030	205,569

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized; 17,387,649 and 17,387,560 shares issued and outstanding in 2009 and 2008, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at September 27, 2009 and December 28, 2008, with an aggregate liquidation preference of $9,195 at September 27, 2009 and $8,850 at December 28, 2008	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at September 27, 2009 and December 28, 2008, with an aggregate liquidation preference of $743 at September 27, 2009 and $714 at December 28, 2008	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at September 27, 2009 and December 28, 2008, with an aggregate liquidation preference of $9,170 at September 27, 2009 and $8,790 at December 28, 2008	10,264	10,264
Additional paid-in capital	48,458	48,406
Accumulated other comprehensive loss	(327)	(522)
Accumulated deficit	(65,162)	(66,972)

Total stockholders’ deficit	(1,776)	(3,833)

Total liabilities and stockholders’ deficit	$178,254	201,736

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